HQL


ANNUAL MEETING REPORT:  An Annual Meeting of
Shareholders was held on June 15, 2017.
Shareholders voted to elect Trustees of the Fund to hold office for a term of three years or until their respective successors shall have been duly elected and qualified. The following votes were cast with respect to each of the nominees:


				For	  Withheld
Oleg Pohotsky, MBA, J.D.   18,714,751	  552,967
William S. Reardon     	   18,766,073	  501,645

Oleg Pohotsky, MBA, J.D. and William S. Reardon were elected to serve until the 2020 Annual
Meeting.

Trustees serving until the 2018 Annual Meeting are Daniel R. Omstead, Ph.D. and Lucinda H.
Stebbins, CPA.

Trustees serving until the 2019 Annual Meeting are Michael W. Bonney, Rakesh K. Jain, Ph.D.
and Uwe E. Reinhardt, Ph. D.

Shareholders ratified the appointment of Deloitte
& Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2017 by the following votes:

For			Against		Abstain
18,852,213		190,061		225,445



Shareholders opposed a shareholder proposal regarding annual terms of trustees by the following votes:

For		Against		Abstain		Non-Votes
2,992,916	4,988,619	432,040		10,854,144